INDEMNIFICATION AGREEMENT


         This is an Indemnification Agreement dated as of December 15, 1992 between HARRIS & HARRIS GROUP, INC., a New York corporation (the "Company"), and (the "Indemnitee").

         1. Recitals. The Indemnitee is an officer/director of the Company. Article 8 of the Company's Certificate of Incorporation, as currently amended, obligates the Company to indemnify its directors and officers to the fullest extent permitted by the New York Business Corporation Law, as amended (the "NYBCL"), subject to the limitations imposed by the Investment Company Act of 1940 and the Rules and Regulations adopted thereunder. In accordance with the NYBCL and in consideration of the Indemnitee's continuing services to the Company, the Company and the Indemnitee desire to enter into this Agreement.

         2. Indemnitee's Services. The Indemnitee shall diligently administer the Company's affairs in the position or positions described in paragraph 1. Subject to any obligation imposed by contract or by operation of law, (a) the Indemnitee may at any time and for any reason resign from such position or positions, and (b) the Company may at any time and for any reason (or no reason) terminate the Indemnitee's employment in such position or positions.

         3. Indemnification. The Company shall indemnify the Indemnitee and hold the Indemnitee harmless against any loss or liability related to or arising from the Indemnitee's service as a director, officer, employee, or agent of the Company, or of any subsidiary or affiliate of the Company (a "Subsidiary") or in any capacity whether as a director, officer, employee, agent or in any other capacity, for any other corporation, investee, partnership, joint venture, trust, employee benefit plan or other enterprise on behalf of the Company or its subsidiaries ("Entity"), upon the following terms and conditions:

          (a) The Company shall, to the fullest extent permitted by the NYBCL as now in effect--and to such greater or, with respect to acts or omissions occurring thereafter, to such lesser extent as the NYBCL (or of any successor codification of the New York corporation laws) may hereafter from time to time permit -- hold the Indemnitee harmless from and indemnify the Indemnitee against (1) all judgments rendered, fines levied, and other assessments (including amounts paid in settlement of any claims, if approved by the Company), plus (2) all reasonable costs and expenses (including, without limitation, attorneys fees, retainers, court costs, transcript costs, experts' fees, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees), incurred in connection with the defense of any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (an "Action"), related to or arising from (1) any actual or alleged act or omission of the Indemnitee at any time as a director, officer, employee, or agent of the Company or of any Subsidiary or Entity, or (2) the Indemnitee's past, present, or future status as a director, officer, employee, or agent of the Company or of any Subsidiary or Entity.

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          (b)  Subject to a determination by a majority of the
disinterested directors or a committee thereof who are not a party to such Action or by independent legal counsel in a written opinion that the Indemnitee is likely to have satisfied the standard for indemnification under the NYBCL and the Investment Company Act of 1940, upon presentation from time to time of such invoices, statements for services rendered, or other similar documentation as the Company may reasonably request, the Company shall advance to or reimburse the Indemnitee for all reasonable costs and expenses incurred of the types specified in paragraph 3(a) in the defense of any threatened, pending, or completed Action, as and when such costs are incurred.

          (c) The Company shall indemnify the Indemnitee under paragraph 3(a) only as authorized in a specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the NYBCL or in any other applicable provision of New York law. Such determination shall be made, as the Indemnitee chooses, either (1) by a majority vote of a quorum of the Company's disinterested directors who are not parties to such Action, or (2) by independent legal counsel in a written opinion. The Company shall pay the fees and expenses of any independent legal counsel chosen by the Company to make the determination contemplated by this paragraph 3(c).

          (d) The indemnification provided by this Agreement shall apply only to (1) actual or alleged acts or omissions that occur during the Indemnitee's service as a director, officer, employee, or agent of the Company or of any Subsidiary or Entity, and (2) actual or threatened Actions in which the Indemnitee is joined or named as a party, but which relate to or arise from alleged acts or omissions that occurred before the Indemnitee's service as a director, officer, employee, or agent of the Company or of any Subsidiary or Entity, or which relate to acts or omissions alleged against any former directors, officers, employees, or agents of the Company or of any Subsidiary or Entity.

          (e) Nothing in this Agreement shall be deemed or construed to create any liability of the Company (1) to former directors, officers, employees, or agents or their predecessors other than Indemnitee, or to any other person not a party to this Agreement, or (2) exceeding the liability that the Company may lawfully incur in accordance with applicable New York law.

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         4.   Conduct of Litigation.

           (a) If any Action is made, brought, or threatened against the Indemnitee for which the Indemnitee may be indemnified under this Agreement, the Indemnitee shall, to the extent not inconsistent with any private insurance coverage obtained by the Company:

                   (l)  Permit the Company to conduct the
Indemnitee's defense of the Action at the Company's expense and with the use of counsel selected by the Company; or

                   (2) Retain counsel acceptable to the Indemnitee and the Company to defend or counsel the Indemnitee with respect to the Action, and permit the Company to monitor and direct the Indemnitee's defense.

           (b) The Company shall at all times have the option to undertake the Indemnitee's defense of any Action for which the Indemnitee may be indemnified under this Agreement. If the Company elects to conduct the Indemnitee's defense, the Indemnitee shall cooperate fully with the Company in the defense of the Action. If the Company elects to conduct the Indemnitee's defense after the Indemnitee proceeds under paragraph 4(a)(2), the Company shall advance or reimburse the Indemnitee for the reasonable costs, including attorneys' fees, incurred by the Indemnitee in enabling the Company to undertake the Indemnitee's defense.

         5. Reimbursement of Expenses. As required by the NYBCL, if the Company makes any payment to the Indemnitee under this Agreement, and if it is ultimately determined that the Indemnitee was not entitled to be indemnified by the Company under the NYBCL or the Investment Company Act of 1940, the Indemnitee shall promptly repay the Company for all amounts paid to the Indemnitee under this Agreement which exceed the indemnification to which the Indemnitee is lawfully entitled.

         6. Enforcement of Agreement. If the Indemnitee makes a claim for indemnification under this Agreement and the Company refuses to indemnify the Indemnitee, and if the Indemnitee then prevails in an action or proceeding brought to enforce this Agreement, the Company shall pay all reasonable costs and expenses (including attorneys' fees) incurred by the Indemnitee in connection with the action or proceeding in addition to any other indemnification required under this Agreement.

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         7.   Notice of Claims.  If the Indemnitee receives a
complaint, claim, or other notice of any loss, claim, damage, or liability giving rise to a claim for indemnification under this Agreement, the Indemnitee shall promptly notify the Company of the complaint, claim, or other notice. Any failure to notify the Company, however, shall not relieve the Company from any liability under this Agreement unless the Company (a) is materially prejudiced by the failure (such as, for example, where the failure results in the exclusion or denial of the Company's otherwise available insurance coverage), and (b) had no actual knowledge of the complaint, claim, or other notice. In no event shall the Company be obligated to indemnify the Indemnitee for any settlement of any Action effected without the Company's prior consent.

         8.   Termination.

              (a)  This Agreement shall terminate (1) upon
termination of the Indemnitee's service as a director, officer, employee, or agent of the Company or of any Subsidiary or Entity, or (2) upon the Company's written notice to the Indemnitee that, in the reasonable opinion of the Company, the Indemnitee has not complied with paragraph 4 of this Agreement. The Company shall not issue any such notice merely because it disagrees with a business judgment or judgments of the Indemnitee.

              (b)  The termination of this Agreement shall not:

                   (l) Terminate the Company's liability to the Indemnitee for (A) Actions against the Indemnitee related to or arising from acts or omissions occurring or alleged to have occurred before termination of this Agreement, or (B) Actions that name or join the Indemnitee as a party, but relate to or arise from acts or omissions alleged to have occurred before the Indemnitee's service as a director, officer, employee, or agent, or acts or omissions alleged against former directors, officers, employees, or agents.

                   (2)  Render the terms and conditions of this
Agreement inapplicable to any Actions subject to paragraph 8(b)
(1).

         9. Subrogation. If the Company makes any payment to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the Indemnitee's rights of recovery and the Indemnitee shall execute any documents and take any actions necessary to secure such rights (including execution of any documents necessary to enable the Company to bring suit to enforce such rights).

         10. Insurance Reimbursements. The Company shall not be required to make any payment of amounts otherwise indemnifiable under this Agreement if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

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         11.  Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed given when hand-delivered or sent by registered United States mail, postage prepaid and return-receipt requested, to the intended recipient at the address set forth below or at such other address as the recipient shall hereafter furnish the sender in writing:

         If to the Indemnitee: (name and address)






         If to the Company:    Harris & Harris Group, Inc.
                               One Rockefeller Plaza
                               Rockefeller Center
                               New York, New York  10020
                               Attention: The Chairman of the Board



         12. Governing Law. The laws of New York and to the extent inconsistent therewith, the Investment Company Act of 1940, shall govern the validity, interpretation, and construction of this Agreement. Nothing in this Agreement shall require any unlawful action or inaction by any party.

         13. Modification. No modification of this Agreement shall be binding unless executed in writing by the Indemnitee and the Company.

         14. Headings. All "paragraph" references in this Agreement refer to numbered paragraphs of this Agreement. Paragraph headings are not part of this Agreement, but are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or any provision in it.

         15. Sole Benefit. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the Company, its successors and assigns, and the Indemnitee and the Indemnitee's personal representatives, heirs, or devisees, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein. The assumption of obligations and statements of responsibilities and all conditions and provisions of this Agreement are for the sole benefit of the Company, its successors and assigns, and the Indemnitee and the Indemnitee's personal representatives, heirs, or devisees.

         16. Effect of Prior Agreements. This Agreement contains the entire understanding between the Company and the Indemnitee with respect to the subject matter hereof and supersedes any prior indemnification agreement between the Company or any predecessor of the Company and the Indemnitee.

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         IN WITNESS WHEREOF, the Indemnitee and the Company have
executed several originals of this Agreement as of December 15, 1992 but actually on the dates set forth below.


THE "INDEMNITEE"                HARRIS & HARRIS GROUP, INC.


____________________________    By:____________________________


Name:______________________     Title:__________________________


Date:_______________________    Date:___________________________

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